EXHIBIT 5.1

May 28, 2021

The Chemours Company

1007 Market Street

Wilmington, Delaware 19801

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of The Chemours Company (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission on the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 3,050,000 shares of the common stock of the Company, par value $0.01 (the “Shares”), issuable from time to time pursuant to The Chemours Company 2017 Equity and Incentive Plan (the “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of other officers and representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, it is my opinion that the Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion is limited to the original issuance of Shares by the Company. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. This opinion is further limited to the General Corporation Law of the State of Delaware.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ David C. Shelton Esq.
David C. Shelton, Esq.
Senior Vice President, General Counsel and
Corporate Secretary